Exhibit 99.3

INDEX TO NEXAGE’S FINANCIAL STATEMENTS

 Nexage, Inc. and Subsidiaries

 Interim Financial Statements

Consolidated Balance Sheets as of September 30, 2014 (unaudited) and December 31, 2013	F-2
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2014 and 2013	F-3
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and 2013	F-4
Notes to Unaudited Consolidated Financial Statements	F-5

Nexage, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,167	$4,550
Accounts receivable, less allowance for doubtful accounts of $89 and $71 at September 30, 2014 and December 31, 2013, respectively	12,237	11,999
Prepaid expenses	317	358
Total current assets	14,721	16,907
Property and equipment, net	389	376
Capitalized software development costs, net	461	82
Other assets	213	229
Total assets	$15,784	$17,594

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$727	$275
Publisher payable	13,213	10,106
Accrued expenses	777	231
Accrued payroll and payroll related expenses	1,009	1,016
Short term notes payable	200	403
Total current liabilities	15,926	12,031
Long term notes payable	10,261	7,009
Other long term liabilities	74	85
Redeemable convertible preferred stock warrant liability	1,747	174
Total liabilities	28,008	19,299
Commitments and Contingencies (Note 10)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, $0.001 par value per share, 12,833,341 shares authorized as of September 30, 2014 and December 31, 2013, 12,159,480 shares issued and outstanding as of September 30, 2014 and December 31, 2013, liquidation preference of $10,589 as of September 30, 2014 and December 31, 2013	10,574	10,561
Series B redeemable convertible preferred stock, $0.001 par value per share, 15,457,016 and 15,255,657 shares authorized as of September 30, 2014 and December 31, 2013, respectively, 15,099,687 shares issued and outstanding as of September 30, 2014 and December 31, 2013, liquidation preference of $15,000 as of September 30, 2014 and December 31, 2013	14,942	14,926
Total redeemable convertible preferred stock	25,516	25,487
Stockholders’ deficit
Common stock, $0.001 par value per share, 45,000,000 shares authorized as of September 30, 2014 and December 31, 2013, 3,599,250 and 3,593,622 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in-capital	2,032	1,852
Accumulated deficit	(39,776)	(29,048)
Total stockholders’ deficit	(37,740)	(27,192)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$15,784	$17,594

See notes to unaudited consolidated financial statements

Nexage, Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Nine Months Ended September 30,
	2014		2013
Gross billings	$37,925		$22,265
Publisher cost of sale	30,902		18,044
Revenue		7,023		4,221
Operating Expenses
Cost of revenue		230		182
Sales and marketing		6,582		4,766
Research and development		5,871		3,600
General and administrative		3,253		1,671
Total operating expenses		15,936		10,219
Loss from operations		(8,913)		(5,998)
Other income (expense):
Interest income		—		5
Interest expense		(562)		(102)
Other expense		(1,253)		(100)
Total other income (expense)		(1,815)		(197)
Net loss and comprehensive loss		$(10,728)		$(6,195)

See notes to unaudited consolidated financial statements

Nexage, Inc.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,
	2014	2013

Cash flows from operating activities
Net loss	$(10,728)	$(6,195)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	141	210
Stock-based compensation expense	208	140
Noncash other expense	1,254	100
Changes in operating assets and liabilities
Accounts receivable	(238)	(66)
Prepaid expenses	41	(188)
Accounts payable and accrued expenses	997	(205)
Publisher payable	3,107	1,355
Accrued payroll and payroll related expenses	(7)	98
Other long term liabilities	(11)	88
Net cash used in operating activities	(5,236)	(4,663)

Cash flows from investing activities
Purchases of property and equipment	(110)	(201)
Increase in capitalized software development costs	(423)	(17)
Change in other assets	17	30
Net cash used in investing activities	(516)	(188)

Cash flows from financing activities
Borrowings on revolving line of credit	2,780	—
Proceeds of issuance of notes payable	3,000	—
Repayment of notes payable	(2,412)	1,274
Proceeds from exercises of stock options	1	9
Net cash provided by financing activities	3,369	1,283
Net decrease in cash	(2,383)	(3,568)
Cash and cash equivalents
Beginning of year	4,550	6,549
End of year	$2,167	$2,981

Supplemental disclosure of cash flow information
Cash paid for interest	$562	$102
Supplemental disclosure of noncash investing and financing activities
Warrants issued in connection with venture debt	$337	$—
Accretion of redeemable convertible preferred stock	28	28
Amortization of debt discount	18	—

See notes to unaudited consolidated financial statements

Nexage, Inc.

Notes to Unaudited Consolidated Financial Statements for the Nine Months Ended September 30, 2014 and

Audited Consolidated Financial Statements for the Twelve Months Ended December 31, 2013

(in thousands, except share and per share data)

1.                            Nature of the Business and Basis of Presentation

Nexage, Inc. (“Nexage” or the “Company”) was incorporated in the state of Delaware in June 2006.  In September 2013, the Company established Nexage Limited, a wholly owned foreign subsidiary in the United Kingdom. The Company provides mobile advertising solutions to premium publishers, app developers, media buyers and advertisers. Its technology platform, the Nexage Exchange, which is composed of an integrated real-time bidding and mediation platform connects publishers and app developers to media buyers and advertisers to create the most efficient, liquid, and vibrant programmatic market in mobile advertising today. The Nexage Exchange enables publishers and developers to accelerate their revenue growth while allowing media buyers and advertisers to target and buy the audience they need to deliver successful campaigns.  Nexage’s data solution, Nexage Connect, creates a powerful and efficient data model to deliver behavioral, contextual, location, identifier, and privacy data to buyers and advertisers through the Nexage Exchange to improve targeting and retargeting, while enhancing the value of our publishers’ audience. Nexage serves customers on a worldwide basis with offices in Boston, New York, San Francisco, and London.

The Company is subject to a number of risks similar to companies in the industry that could affect future operations and financial performance.  These risks include, but are not limited to, rapid technological change, competitive pressure from larger companies, protection of proprietary technology, customer concentration, the need to obtain additional financing to support growth, and dependence on third parties and key individuals.

Basis of Presentation and Management’s Plans

The Company has incurred losses since its inception and at September 30, 2014 and December 2013 had an accumulated deficit of $39.8 million and $29.0 million, respectively.  As of September 30, 2014 and December 2013 the Company had cash and cash equivalents of $2.2 million, and $4.6 million respectively, and short-term debt of $0.2 million and $0.4 million respectively.  To date, the Company has funded its operations primarily through notes payable to stockholders, issuance of redeemable convertible preferred stock, and sales of its product.  The Company is dependent on its ability to obtain other financing from its stockholders or other third parties, for at least the foreseeable future.

On September 23, 2014, the Company entered into a definitive agreement with Millennial Media, Inc. (“Millennial”) to be acquired in a predominantly stock transaction for approximately $107.5 million in cash and stock, subject to certain adjustments. Until the ultimate close of the transaction, which is subject to certain conditions including Millennial Media, Inc. shareholder approval, the Company’s future existence is dependent upon the achievement of its forecasted operations, its ability to refinance the terms of outstanding notes payable or successfully funding its cash requirements.  The Company believes it has sufficient resources to meet its projected operating requirement into the fourth quarter of 2014.  Absent any additional funding from stockholders, the Company may seek additional financing from third parties, however there can be no assurance that financing will be available on commercially acceptable terms or at all.  If the Company is not successful with its plan of either obtaining additional capital or achieving a level of operations sufficient to meet the cash flow requirements, the Company may be unable to continue as a going concern.  These consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

2.                            Summary of Significant Accounting Policies

Interim Consolidated Financial Information

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2013, except that certain information and disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or excluded as permitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the full fiscal year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2013.

Use of Estimates

The preparation of the unaudited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  Actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue from buyers and publishers who use our solution to buy and sell advertising inventory. The Company recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exists (ii) delivery has occurred or services have been rendered (iii) the fees are fixed and determinable, and (iv) collectability is reasonably assured. The Company maintains separate agreements with each media buyer and publisher which specifies the terms of the relationship. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract, which are commonly based on the number of ads delivered, or views, clicks or actions by users on mobile advertisements. Subsequent to the delivery of an advertisement, the fees are generally not subject to adjustment or refund. Historically any refunds and adjustments have not been material. The Company assesses collectability based on a number of factors, including the creditworthiness of the media buyer and payment and transaction history. The Company generally bills the media buyers for the gross amount of advertising inventory they purchase plus fees and the Company remits to the publisher the amount spent by the media buyer for the advertising inventory purchased less the Company’s fees.

The Company also reports revenue in conformity with Revenue Recognition-Principal Agent Considerations. The determination of whether the Company is the principal or agent, and hence whether to report revenue on a gross basis for the amount of the advertising inventory media buyers purchase using the Company’s platforms, plus fees, if any, or on a net basis for the amount of fees charged to the media buyer, if any, requires the Company to evaluate a number of indicators, none of which is presumptive or determinative. The Company’s solutions enable media buyers and publishers to purchase and sell advertising inventory, and matches buyers and sellers and establishes rules and parameters for advertising inventory transactions. The Company does not purchase advertising inventory. For its real time bidding business, pricing is determined through an auction process. As a result of these and other factors, the Company has determined it is not the principal in the purchase and sale of advertising inventory in all of its arrangements and the Company therefore reports revenue on a net basis.

Gross Billings represent advertising spending transacted on the Company’s platform, and represents the Company’s revenue if it recorded revenue on a gross basis instead of a net basis.

Publisher cost of sales represent the revenue share owed to the publishers who sell advertising inventory to buyers on the Company’s platform. The amounts owed to publishers and application developers but not yet paid are recorded as publisher payable in the accompanying balance sheet.

Cost of Revenue

Cost of revenue is primarily comprised of third party costs incurred to generate revenue, excluding fees paid to the publishers and application developers and hosting costs.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.  Cash equivalents consist primarily of money market instruments and are stated at amortized cost plus accrued interest, which approximates fair value.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to their short maturities.  In addition, the carrying value of the Company’s notes approximates its fair value because borrowing costs currently available to the Company approximate those reflected in the debt.

The Company accounts for the fair value of its financial instruments under the applicable guidance which defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements.  Fair value is defined under the guidance as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

Level 1                  Quoted prices in active markets for identical assets or liabilities.

Level 2                  Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3                  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of the Company’s redeemable convertible preferred stock warrants as of September 30, 2014 and December 31, 2013 is based on a Level 3 measurement (Note 7).

	Fair Value Measurements
	at September 30, 2014
	(in thousands)
	Level 1	Level 2	Level 3	Total

Preferred stock warrants	$—	$—	$1,747	$1,747

	Fair Value Measurements
	at December 31, 2013
	(in thousands)
	Level 1	Level 2	Level 3	Total

Preferred stock warrants	$—	$—	$174	$174

Preferred Stock Warrants
(in thousands)
Balance at December 31, 2013	$174
Additional warrants issued	337
Change in fair value	1,236
Balance at September 30, 2014	$1,747

Concentration of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.  Cash and cash equivalents are held with highly rated financial institutions, but are in excess of federally insured limits.

The Company provides credit to customers in the ordinary course of business.  The Company performs ongoing evaluations of its customers for potential credit losses, and management believes its credit policies are prudent and reflect industry practices and business risk.  For the period ended September 30, 2014 and December 31, 2013, there were no customers that represented more than 10% of the Company’s total revenue.

For the period ended September 30, 2014 there were no customers that represented more than 10% of the accounts receivable balance.  For the period ended December 31, 2013, one customer represented 12% of the accounts receivable balance.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method.  Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset.

Upon retirement or sale of assets, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.  Repairs and maintenance costs are expensed as incurred.  Estimated useful lives of property and equipment are as follows:

Estimated
Asset Classification	Useful Life

Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold Improvements	Shorter of the estimated life or lease term

Capitalized Software Development Costs

The Company developed a real-time bidding platform that enhances the liquidity and value of publisher impressions and gives buyers, advertisers, and agencies the most effective targeting capability to meet campaign needs.  The Company capitalizes all payroll and payroll related costs incurred during the application development phase to develop the software which is amortized over an estimated useful life of three years.  During the periods ended September 30, 2014 and December 31, 2013, the Company capitalized $0.4 million and $0.1 million, respectively, of payroll and payroll related costs for the development of the software.  At September 30, 2014 and December 31, 2013, accumulated amortization on the software development costs was $0.2 million and $0.2 million, respectively.

Redeemable Convertible Preferred Stock

The Company accounts for the difference between the initial carrying value of redeemable convertible preferred stock and the redemption amount payable on that stock through recognition of accretion adjustments (including stated unpaid cumulative dividends) over the period from date of issue to the first redemption date, such that the carrying amount of the redeemable convertible preferred stock will equal the redemption amount at the redemption date.  These increases in carrying value are recorded initially through charges against retained earnings, then against additional paid-in capital, until it is reduced to zero, and then to accumulated deficit.

Stock-Based Compensation

The Company accounts for all employee share-based payments in accordance with the provisions of ASC 718, Stock-Based Compensation. This model requires companies to measure the cost of share-based awards to employees based on the grant-date fair value of the award using an option pricing model, and to recognize that cost over the period during which an employee is required to provide service in exchange for the award. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted to employees and recognizes the compensation cost of employee share-based awards in its consolidated statement of operations and comprehensive loss using the straight-line method over the vesting period of the award, net of estimated forfeitures.

The Black-Scholes option pricing model requires the input of several highly subjective assumptions including the expected term of the stock-based awards and stock price volatility.  The Company estimates the expected term of stock options granted based on the simplified method, which the Company believes is representative of future behavior.  The risk-free interest rate is based on the yield curve in effect at the time of grant on yields from United States Treasury securities, consistent with the expected option term.  The expected volatility for the Company’s common stock was determined based on the average historical volatility of a group of publicly traded companies in a similar industry that the Company believes would be considered a peer group had it been a publicly held company.  The Company estimates the expected forfeiture rate based on historical experience of the stock-based awards that are granted, exercised and cancelled.  No dividend yield was assumed as the Company does not pay, and does not expect to pay, dividends on its common stock.

The Company accounts for stock-based compensation for nonemployees using the fair value method which requires the award to be re-measured at each reporting date until the award is fully vested.

The Company estimates the fair value using the Black-Scholes option pricing model, and records fair value of nonemployee stock options as an expense over the term of the option.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase the Company’s redeemable convertible preferred stock are classified as liabilities on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other expense.  The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, at which time the liability will be reclassified to stockholders’ deficit.  At September 30, 2014 and December 31, 2013, the warrants included in long term liabilities on the Balance Sheet were $1.7 million and $0.2 million respectively based on a Preferred A and Preferred B stock value of $0.74496 and $0.9934 respectively, at September 30, 2014 and December 31, 2013.

3.                            Property, Plant and Equipment

Property and equipment consist of the following:

	September 30, 2014	December 31, 2013
	(in thousands)

Computer equipment and software	$562	$507
Furniture and fixtures	338	299
Leasehold Improvements	91	76
Total property and equipment	991	882
Accumulated depreciation	(602)	(506)
Property and equipment, net	$389	$376

4.                            Capitalized Software Development

Capitalized software development costs consist of the following:

	September 30, 2014	December 31, 2013
	(in thousands)

Software development costs	$691	$268
Accumulated amortization	(230)	(186)
Capitalized software development costs, net	$461	$82

5.                            Security Deposits

In December 2012, the Company entered into a 63-month lease agreement with CLPF-101 Arch, L.P. to lease 9,396 usable square feet of office space.  During the term of the lease, the Company is required to maintain an irrevocable letter of credit in favor of the landlord as security for the Company’s obligations under the lease. The amount of the letter of credit declines annually per the lease.  As of September 30, 2014 and December 31, 2013, the letter of credit was $0.2 million.

6.                            Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2014	December 31, 2013
	(in thousands)

Accrued Payroll and Payroll Related Expenses	$1,009	$1,016
Accrued Expenses	777	231
	$1,786	$1,247

7.                            Redeemable Convertible Preferred Stock Warrant Liability

As stipulated in the agreement, the per share exercise price of these warrants was determined to be the lowest price paid per share for Series A Preferred Stock at a price of $0.74496. The fair value of the warrants was determined at the original transaction date for each of the warrants. A mark to market adjustment was made at the end of each period and was recorded to Other income (expense), net. As of September 30, 2014 and December 31, 2013, the warrants were valued at $1.7 million and $0.2 million respectively.

Management estimated the fair value of warrants as of September 30, 2014 by reconciling the fair value as of December 31, 2013 and the value indicated by the recently signed definitive agreement in September 2014.  To present the warrant value at December 31, 2013, the option valuation model was used, assuming a weighted average risk-free rate of return of 1.49-1.75%, an expected life between 1.8-6.7 years, 70% volatility and 8% dividend yield. The Company recorded the mark to market adjustment to the fair value of the warrants in other income (expense), net in 2014 and 2013 respectively. `

8.                            Notes Payable

On September 19, 2013 the Company closed a debt facility to borrow up to $10.0 million through a revolving line of credit.  The Company’s borrowing base was 80% of gross eligible accounts receivable.  The Company will make interest only payments until maturity, at which point the principal is due.  This loan has an interest rate of prime plus 0.50%, with a floor of 3.25%.

On both March 26, 2014 and May 1, 2014, the Company drew down $1.0 million against the line of credit.  Then on June 30, 2014, the Company drew down an additional $0.6 million against the line of credit and $0.2 million on August 29, 2014.  The total outstanding loan balance as of September 30, 2014 was $7.8 million.

On June 27, 2014, the Company entered into a Loan Modification Agreement to change the terms of its $10.0 million revolving line of credit to increase the draw rate against eligible accounts receivable to 85% and eliminate the debt covenants until the earlier of December 31, 2014 or the closing of a financing round for a minimum of $10.0 million.

On July 25, 2014, the Company signed a Second Loan Modification Agreement to enter into a venture debt arrangement to borrow up to $5.0 million in two tranches — tranche 1 for $3.0 million to refinance existing venture debt with another lender and for general corporate purposes; tranche 2 for $2.0 million additional borrowing to be drawn down by October 31, 2014.  If the second tranche is drawn, the Company must close an equity or subordinated debt financing round of at least $10.0 million by December 31, 2014.  This debt has an effective 7% per annum interest rate after the loan commencement date and matures forty-two months after the advance date.  As part of the issuance of new debt, the Lender was issued a Warrant to purchase 201,329 shares of Series B Redeemable Convertible Preferred Stock at a purchase price of $0.9934 per share.  The fair value of the warrants at issuance was $0.3 million and was determined as the net exercise value using the value indicated by the merger agreement.  The value of the warrants was recorded as a debt discount which is amortized over the life of the debt with a corresponding increase to redeemable convertible preferred stock warrant liability.  As of September 30, 2014, the unamortized debt discount is $0.3 million.

On July 25, 2014, the Company drew down tranche 1 of venture debt for $3.0 million under the new loan and paid $2.6 million to pay off its venture debt with its first lender for $2.4 million principal, $0.2 million interest and $0.1 million other fees.  The Company determined that the previous venture debt was extinguished upon repayment.  As a result of this, a $0.2 million prepayment fee and $0.01 million of unamortized debt issuance cost was charged to interest expense as a loss on extinguishment.

On July 25, 2014, the Company adopted a resolution to increase the number of authorized shares of the Series B Redeemable Convertible Preferred Stock by 201,329 shares for warrants issued in connection with debt, for a total of 28,290,357 Series A and Series B preferred shares.

9.                            Stock Option Plans

In 2009, Nexage adopted the 2009 Stock Incentive Program (the “Plan”), as amended on May 29, 2012, under which 8,570,103 shares, and on August 29, 2013, under which 9,270,103 shares, of the Company’s common stock were reserved for issuance to employees, officers, directors, advisors and consultants in the form of stock options, restricted stock, restricted stock units, and other share-based awards (collectively the “share-based awards”).  The plan is administered by the Board of Directors.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options.  The Plan Administrator, at its sole discretion, may determine the price of each award, the duration of the award, and the period over which awards vest.  The Plan Administrator may also determine the effect of termination of employment, death, disability, or other events on awards granted.  The Plan Administrator may amend, substitute, or accelerate awards at its discretion.

As of September 30, 2014 and December 31, 2013 there were 7,958,090 and 7,476,593 options issued and outstanding under the Plan, respectively.

As of September 30, 2014 and December 31, 2013, the remaining number of authorized shares that were available for issuance under the 2009 Plan were 509,936 and 997,061, respectively.

The following table summarizes the activity under the Company’s Plan for September 30, 2014 and December 31, 2013:

		Weighted	Weighted-
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual	Intrinsic
	Shares	Share	Life	Value
				(in thousands)
Outstanding and January 1, 2014	7,476,593	$0.26
Granted	706,500	0.73
Exercised	(5,628)	0.25
Canceled/forfeited	(219,375)	0.47
Outstanding at September 30, 2014	7,958,090	$0.30	5.97	$2,387

Exercisable - September 30, 2014	4,358,115	$0.24	5.41	$1,046
Vested and expected to vest at September 30, 2014	7,920,467	$0.30	6.00	$2,376

		Weighted	Weighted-
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual	Intrinsic
	Shares	Share	Life	Value
				(in thousands)
Outstanding at January 1, 2013	6,484,316	$0.20
Granted	1,696,500	0.51
Exercised	(71,908)	0.18
Canceled/forfeited	(632,315)	0.29
Outstanding at December 31, 2013	7,476,593	$0.26	6.85	$1,944

Exercisable - December 31, 2013	3,617,731	$0.17	7.50	$615
Vested and expected to vest at December 31, 2013	6,328,936	$0.26	6.81	$1,646

The aggregate intrinsic value of options exercised during the nine months ended September 30, 2014 and year ended December 31, 2013 was $0.001 million and $0.001 million, respectively. The weighted average fair value of options granted was $0.73 per share and $0.51 per share for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.  The total fair value of shares vested as of September 30, 2014 and December 31, 2013 was $1.0 million and $0.6 million respectively. The Company has an aggregate of $0.7 million of gross unrecognized stock compensation expense as of September 30, 2014 remaining to be amortized over a weighted average period of 2.83 years.

The following summarizes the key assumptions employed in determining the fair value of employee and nonemployee option grants issued during the period:

	September 30, 2014	December 31, 2013

Risk free rate	1.77% - 2.04%	0.97% - 1.99%
Expected term	6.08 years	6.08 years
Expected volatility	50%	50% - 70%
Expected dividend yield	0.00%	0.00%

10.                     Commitments and Contingencies

Operating Leases

The Boston office lease is for a term of 63 months, ending in March 2018.  The Company records rent expense on a straight-line basis over the life of the lease.

Future minimum lease payments under this operating lease as of September 30, 2014 are as follows:

Operating
Period Ending September 30,	Leases
(in thousands)

Remaining 2014	$94
2015	383
2016	392
2017	402
2018	101
Total minimum lease payments	$1,372

Litigation

The Company, from time to time, is subject to legal proceedings and claims which arise in the normal course of its business.  In the opinion of management, the amount of ultimate liability with respect to any such actions should not have a material adverse effect on the Company’s results of operations or financial position.

Guarantees

In the normal course of business, the Company indemnifies third parties and enters into commitments and guarantees (“Agreements”) under which it may be required to make payments.  These Agreements include indemnities to the following parties: lenders in connection with the Term Loan; lessors in connection with facility leases; customers in relation to the performance of services; vendors in connection with guarantees of expenses incurred by employees in the normal course of business; former employees in connection with their prior services as a director or officer of the Company or its subsidiary companies; vendors or principals in connection with performance under asset or share purchase and sale agreements and performance under credit facilities and other agreements of the Company’s subsidiaries.  The duration of these Agreements varies, and in certain cases, is indefinite.  Furthermore, the majority of these Agreements do not limit the Company’s maximum potential payment exposure.

11.                     Subsequent Events

The Company evaluated all subsequent events through December 15, 2014, the issuance date of these financial statements to determine if such events should be reflected in the financial statements as of September 30, 2014.

On October 20,2014, the Company drew down tranche 2 of venture debt for $2.0 million under the new loan.

On December 4, 2014, the Company merged with Millennial Media, Inc. (“Millennial”) in a predominantly stock transaction for approximately $107.5 million in cash and stock, subject to certain adjustments.